Exhibit 99.1

News Corporation

N E W S R E L E A S E

Contact:	Nathaniel Brown
(212) 852-7746
nbrown@newscorp.com

Julie Henderson
(310) 369-0773
jhenderson@newscorp.com

NEWS CORPORATION NOMINATES ELAINE L. CHAO AND

ÁLVARO URIBE FOR ELECTION TO BOARD OF DIRECTORS

NEW YORK – September 4, 2012 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today announced that former U.S. Secretary of Labor Elaine L. Chao and former President of Colombia Álvaro Uribe have been nominated to join the Board of Directors and will stand for election at the Company’s Annual Meeting of Stockholders on October 16, 2012, in Los Angeles, CA.

Commenting on the nominations, Chairman and Chief Executive Officer Rupert Murdoch said, “Elaine Chao’s notable career spans the public, private and non-profit sectors. As Secretary of Labor she was recognized for her focus on empowering American workers, responding to globalization and improving our country’s competitiveness. Her vast experience leading complex, large scale organizations will make her a valuable asset to the Board.”

Mr. Murdoch continued, “As President of Colombia, Álvaro Uribe was a transformative figure who saved his country’s democratic institutions, revitalized its economy and restored the security of its people. His outstanding leadership skills and international perspective will provide important insights into Latin America for our Directors.”

Ms. Chao served as the Secretary of Labor from 2001 to 2009. She has been a Distinguished Fellow at The Heritage Foundation, a research and educational organization based in Washington, D.C., since 2009. Previously, she served as the President and Chief Executive Officer of United Way of America from 1992 to 1996. Her prior government service includes serving as Director of the Peace Corps and as Deputy Secretary at the U.S. Department of Transportation. Before that she was a Vice President at Bank of America and a banker with Citicorp, N.A. She earned her MBA from the Harvard Business School and is the recipient of 34 honorary doctorate degrees. Ms. Chao currently serves on the Boards of Directors of Wells Fargo & Company, Dole Food Company, Inc., and Protective Life Corporation and serves as a director of several nonprofit organizations including the Bloomberg Foundation.

Mr. Uribe served two terms as the President of Colombia from 2002 to 2010 and is widely credited with restoring security to Latin America’s oldest democracy. Prior to being elected President, he served as Senator of Colombia from 1986 to 1994 and Governor of Antioquia from 1995 to 1997. Since 2011, Mr. Uribe has served as a member of the International Advisory Council of J.P. Morgan. From 2010 to 2011, Mr. Uribe was a Distinguished Scholar at the Edmund A. Walsh School of Georgetown

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News Corporation N E W S R E L E A S E

University and was a Vice Chairman of a United Nations investigation panel. He holds a law degree from the Universidad de Antioquia and a post-graduate degree in Management and Administration from Harvard University.

News Corporation also announced that current Directors Andrew Knight and John Thornton will retire from the Board after the upcoming Annual Meeting, and Director Arthur Siskind will serve as a Director Emeritus. At the conclusion of the Annual Meeting, Mr. Siskind will continue attending Board meetings but will no longer vote on resolutions.

“I’m extremely grateful to Andrew and John for their years of service to the News Corporation Board and look forward to continuing to benefit from the insights of Arthur in his new capacity,” said Mr. Murdoch. “In addition to serving as a senior executive, Arthur has played a central role in building the Company over three decades while providing critical guidance to the Board as we managed that growth.”

Mr. Knight has been a News Corporation Director since 1991, having previously served the Company as Chairman of News International from 1990 to 1995.

Mr. Thornton has served on the News Corporation Board since 2004. He is currently a Professor and Director of the Global Leadership Program at Tsinghua University School of Economics and Management in Beijing.

Mr. Siskind will continue to serve as the Senior Advisor to the Chairman of News Corporation, a position he has held since 2005. He has been a News Corporation Director since 1991 and previously served as the Company’s Group General Counsel from 1991 to 2005.

Additional Information

News Corporation filed a definitive proxy statement concerning the 2012 Annual Meeting of Stockholders with the Securities and Exchange Commission (“SEC”) on September 4, 2012. News Corporation advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2012 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Company’s definitive proxy statement by accessing http://www.newscorp.com/investor/annual_meeting_info.html

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of June 30, 2012 of approximately US$57 billion and total annual revenues of approximately US$34 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

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